SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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drugstore.com, inc.

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Notes:

April 20, 2004

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of drugstore.com, inc., to be held on Wednesday, June 8, 2005, at 9:00 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

At the annual meeting, our stockholders will be asked to elect six directors to our board of directors and ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2005 fiscal year. For more information regarding these proposals, I urge you to carefully read the accompanying proxy statement.

Our board of directors unanimously recommends that you vote FOR these two proposals.

Your participation and vote are important. Even if you plan to attend the annual meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Doing so will not limit your right to attend or vote at the annual meeting.

Thank you for your support of drugstore.com.

Sincerely,

Dawn G. Lepore
President, Chief Executive Officer and Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 29, 2005.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 8, 2005

To the stockholders of

drugstore.com, inc.:

The 2005 Annual Meeting of Stockholders of drugstore.com, inc., a Delaware corporation, will be held on Wednesday, June 8, 2005, at 9:00 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

The annual meeting will be held for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2005 fiscal year; and

3.	To transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on April 13, 2005 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

You are invited to attend the annual meeting in person. To ensure that your shares are represented and voted, however, we encourage you to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope at your earliest convenience. You will still be able to vote your shares in person should you decide to attend the annual meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Alesia L. Pinney
Vice President, General Counsel and Secretary

Bellevue, Washington

April 20, 2005

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, so that your shares will be represented whether or not you attend the Annual Meeting.

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 8, 2005

These proxy materials are being delivered in connection with the solicitation by the board of directors (the “Board”) of drugstore.com, inc. of proxies to be voted at our 2005 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Wednesday, June 8, 2005, at 9:00 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

This proxy statement and the accompanying form of proxy is dated April 20, 2005 and is being mailed to our stockholders beginning on or about April 29, 2005.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, and our telephone number is (425) 372-3200.

ABOUT THE ANNUAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 13, 2005 (the “record date”), will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were outstanding and entitled to vote 92,019,771 shares of our common stock, constituting all of our voting stock, and 825 holders of record of our common stock. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for 10 days before the Annual Meeting, during ordinary business hours, at our headquarters located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

Quorum; Vote Required

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock outstanding at the record date. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee). Under those circumstances, your nominee may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items on which your nominee cannot vote result in broker non-votes with respect to that item.

Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy at the Annual Meeting. The directors elected at the Annual Meeting will be the six nominees receiving the greatest number of affirmative votes. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome in the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and any other matters submitted to a vote of stockholders at the Annual Meeting require the affirmative vote of a majority of all votes cast and entitled to vote on the matter. For this purpose, if you abstain from voting on a proposal, your shares will be treated as present and entitled to vote and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted as shares entitled to vote for this purpose and will have no effect on the outcome of the vote.

Our stockholders have no appraisal rights under Delaware law with respect to these proposals.

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR the nominees for directors designated below and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration (for example, consideration of a motion to adjourn the Annual Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Annual Meeting, by:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of holders and the nominee will be entitled to vote your shares. If you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. Our directors, officers and employees will not be additionally compensated for, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with, such solicitation. Arrangements will be made with brokerage houses, custodians and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held as of record by such nominees and for reimbursement of reasonable expenses they incur.

Audio Webcast of Annual Meeting

If you have Internet access, you may listen to the Annual Meeting live at www.drugstore.com (under Corporate Information), by clicking on the “audio” hyperlink. A replay of the Annual Meeting will be available through the end of June 2005. Please note that you will not be able to vote your shares or ask questions through the audio webcast. If you plan to listen to the webcast of the Annual Meeting, please complete, sign and date the enclosed proxy card before the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of six directors. Each of our directors is elected at our annual meeting of stockholders for a term of one year and serves until the next annual meeting. Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the Board, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director. G. Charles “Cayce” Roy, 3rd is Amazon.com’s designee to the Board.

Nominees

The Board has nominated for re-election at the Annual Meeting all of our current directors for election to the Board. If you properly execute and return the enclosed proxy card, the persons named as proxies in the proxy card will vote your shares FOR the election of the nominees named below, unless you direct otherwise. Each nominee has consented to be named and to serve as a director if elected. If any nominee should become unavailable for election or to serve as a director for any reason, the proxies will be voted for the election of such substitute nominee as the Board may designate. The six nominees receiving the highest number of affirmative votes will be elected as our directors.

Except as described below, there are no family relationships among any of our directors, director nominees, officers and key employees. Ian Mummery, our vice president, vision, is married to Louise Mummery, our vice president, vision operations.

The Board recommends that you vote FOR the election of each of the six director nominees listed below.

Name	Age	Director Since	Principal Occupation and Business Experience
Dawn G. Lepore	51	October 2004

President, chief executive officer and chairman of the board, drugstore.com, inc.

Dawn G. Lepore has served as president, chief executive officer and chairman of the board of drugstore.com, inc. since October 2004. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She joined Schwab in 1983. She serves as a director of eBay Inc. and Catalyst, Inc. Ms. Lepore received a B.A. from Smith College.

Name	Age	Director Since	Principal Occupation and Business Experience
Melinda French Gates	40	August 1999

Co-founder, Bill & Melinda Gates Foundation.

Since 1996, Melinda French Gates has focused on philanthropic work in the areas of global health and learning. Mrs. Gates left Microsoft Corporation in May 1996 after working in a variety of positions, including product manager and general manager for the development of several multi-media products and other software programs. She is a Trustee of the Bill & Melinda Gates Foundation and serves as a director of The Washington Post Company. She is a former trustee of Duke University. Mrs. Gates received a B.S. in computer science and a B.A. in economics from Duke University and an M.B.A. from Duke University’s Fuqua School of Business.

Dan Levitan	47	March 2002

Co-founder and managing partner, Maveron LLC.

Dan Levitan has served as managing partner of Maveron LLC, a company providing advisory services to consumer-based businesses, since its founding in January 1998. Mr. Levitan is also a managing member of the general partners of Maveron LLC’s affiliated venture capital funds, Maveron Equity Partners, L.P., Maveron Equity Partners 2000, L.P. and Maveron III, L.P. He serves as a director of several private companies. Mr. Levitan received a B.A. from Duke University and an M.B.A. from Harvard Business School.

G. Charles “Cayce” Roy, 3rd	40	June 2004

Vice president, Amazon.com, Inc.

G. Charles Roy has served since May 2004 as vice president, merchant services of Amazon.com, Inc. From August 2001 to May 2004, Mr. Roy served as vice president, North American fulfillment, with responsibility for North American fulfillment operations and global fulfillment systems development and support. Mr. Roy joined Amazon.com in May 2001, serving first as general manager, transportation and then as vice president, transportation. Before joining Amazon.com, he served in various operational and total quality management positions, culminating as director, global field operations of TNT Post Group, a European-based express, mail and logistics company. Mr. Roy received a B.S. in industrial engineering from Lehigh University.

William D. Savoy	40	July 1999

Consultant, Vulcan Inc.

William D. Savoy has served as a consultant for Vulcan Inc., an investment entity managing the personal financial activities of Paul Allen, since September 2003. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest, an investment entity managing Paul Allen’s personal financial activities. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division of Vulcan Inc., managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software

Name	Age	Director Since	Principal Occupation and Business Experience
			company, from June 1989 until its sale in June 1990 and as its chief financial officer from August 1988 to June 1989. He also serves as a director of Charter Communications, Inc. and previously served on the advisory board of DreamWorks SKG and as a director of RCN Corporation. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College.

Gregory S. Stanger	40	April 2003

Executive in Residence, Technology Crossover Ventures.

Gregory S. Stanger has served as executive in residence of Technology Crossover Ventures, a venture capital fund investing in technology companies, since December 2003. Mr. Stanger served as senior vice president, chief financial officer and director of Expedia Inc. from February 2002 to December 2003 and as its chief financial officer from October 1999 to December 2003. Before joining Expedia, he served as senior director, corporate development of Microsoft Corporation from 1998 to 1999 and held various positions within Microsoft’s corporate development department from 1993 to 1998. Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

Director Independence

The Board has determined that Mrs. Gates and Messrs. Levitan, Savoy, and Stanger are “independent” within the meaning of rules of the Nasdaq National Market (“Nasdaq”). The audit committee, compensation committee and the nominating committee are composed entirely of independent directors.

Board and Committee Meetings

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The Board held 13 meetings (including special meetings) during our fiscal year ended January 2, 2005 (“fiscal year 2004”) and took action by unanimous written consent on three other occasions. In fiscal year 2004, no incumbent director attended fewer than 75% of the aggregate number of Board meetings and meetings of Board committees on which she or he served.

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

The Board currently has five standing committees: the audit committee, the compensation committee, the nominating committee, the stock option committee, and the ESPP committee. These committees are responsible to the full Board.

Audit Committee

The audit committee operates pursuant to a written charter and is responsible for:

•	overseeing our accounting and financial reporting processes, the audits of our financial statements and internal controls and the review of our interim financial statements;

•	retaining, approving and compensating all services to be provided by, and overseeing the qualifications, independence and performance of our independent auditors;

•	assisting board oversight of our compliance with legal and regulatory requirements; and

•	fulfilling the other responsibilities set out in its charter.

The audit committee is currently composed of Messrs. Levitan, Savoy and Stanger (chairman). In February 2004, Mr. Levitan replaced John Doerr on the audit committee, and Mr. Stanger began serving as the chairman of the audit committee. The Board has determined that, in addition to qualifying as an “independent director” under current Nasdaq rules, each of Messrs. Levitan, Savoy and Stanger meet the independence and financial literacy requirements for audit committee members under the applicable rules of the Securities and Exchange Commission (“SEC”) and Nasdaq. The Board has determined that each of Messrs. Stanger and Savoy is an “audit committee financial expert” within the meaning of applicable SEC rules.

The audit committee met ten times during fiscal year 2004 and took action by unanimous written consent on one other occasion. The report of the audit committee is set forth on page 11. A copy of the audit committee charter was filed as Annex A to our proxy statement for the 2004 annual meeting of stockholders.

Compensation Committee

The compensation committee operates pursuant to a written charter and is responsible for:

•	evaluating and approving our policies and programs for executive compensation, including performance-based and long-term compensation;

•	evaluating the performance of our executive officers and approving their compensation;

•	reviewing and making recommendations regarding the compensation of certain nonexecutive employees, directors and consultants;

•	approving and making grants and awards of stock, stock options and other equity securities to our executive officers, directors, and certain other employees and persons, and supervising the administration of our stock option plan;

•	reviewing and approving executive employment, severance, retirement and change of control agreements; and

•	fulfilling the other responsibilities set out in its charter.

The compensation committee is currently composed of Mrs. Gates and Mr. Levitan. In addition to qualifying as an “independent director” under Nasdaq rules, each member of the compensation committee meets the definition of “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The compensation committee met four times during fiscal year 2004 and took action by unanimous written consent on two other occasions. The report of the compensation committee is set forth beginning on page 15.

Nominating Committee

The nominating committee operates pursuant to a written charter and is responsible for:

•	identifying individuals qualified to become Board members, selecting (or recommend that the Board select) all candidates to stand for election or re-election as directors at our annual meetings of stockholders, and filling vacancies in the Board;

•	evaluating and recommending to the Board directors for appointment to committees of the Board and making recommendations regarding the composition, purpose, structure and operations of the committees of the Board;

•	considering and making recommendations to the Board regarding Board composition and size, periodic rotation or retirement of Board or committee members, and related matters; and

•	fulfilling the other responsibilities set out in its charter.

The nominating committee may, in its discretion, retain a third-party search firm to assist it in identifying and evaluating potential candidates.

The nominating committee considers director candidates recommended by its member(s), by other Board members, by management and by stockholders, as well those identified by any third-party search firm it may retain. The nominating committee has not established any special qualifications or minimum criteria for director nominees. In searching for and evaluating potential candidates for director nominees, the nominating committee takes into account such factors as it deems appropriate. These factors may include, but are not limited to, the experience, education, background and expected contributions of such director candidates and the current directors, any potential conflicts of interest, including financial relationships, the diversity of the Board and the evolving needs of drugstore.com. The nominating committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collecting a list of potential candidates based on recommendations from other Board members, management, stockholders or other parties or through the engagement of a search firm;

•	evaluating potential conflicts, including financial relationships, and the director’s ability to represent the interests of all stockholders;

•	conducting committee meetings and communicating with the Board and management to narrow the list of potential candidates;

•	interviewing a select group of candidates; and

•	selecting a candidate most likely to advance the best interests of drugstore.com and its stockholders.

The nominating committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its member(s), other Board members or other persons. Stockholder recommendations for director candidates should be sent by certified or registered mail to: Nominating Committee, c/o Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The recommendation must provide following information for each candidate recommended:

•	the candidate’s name, age, business and residence addresses, and principal occupation or employment, and an indication of whether the candidate has expressed a willingness to serve;

•	the number of shares of drugstore.com stock beneficially owned by the candidate;

•	the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares beneficially owned by such stockholder or group of stockholders;

•	to the extent the stockholder or group of stockholders making the recommendation is not a registered holder of such securities, proof of the number of shares beneficially owned and length of time held; and

•	any other information required by law to be disclosed in connection with the solicitation of proxies for the election of directors, and any other information that drugstore.com may reasonably require.

For more information regarding the dates by which we must receive director candidate nominations to be considered for inclusion in the proxy materials for, or to be presented at, the 2006 annual meeting of stockholders, see the section entitled “Stockholder Proposals for 2006 Annual Meeting” beginning on page 25. A copy of the nominating committee charter was filed as Annex B to our proxy statement for the 2004 annual meeting of stockholders.

Amazon.com, our largest stockholder, has designated Mr. Roy to serve as its nominee on the Board. The nominating committee has not received a director nominee recommendation from any other stockholder (or group of stockholders) that beneficially owns more than 5% of our common stock. The nominating committee has not engaged any third-party search firm to assist it in identifying or evaluating potential nominees. Each of the director nominees listed in Proposal 1 is a current director standing for re-election.

Mrs. Gates is currently the sole member of the nominating committee. The Board has determined that Mrs. Gates qualifies as an independent director under current Nasdaq rules. The nominating committee did not meet during fiscal year 2004, as the Board as a whole performed the functions of this committee during fiscal year 2004.

Stockholder Communications with the Board

Stockholders may communicate directly with the Board or any Board member by writing to them care of Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The outside of the envelope should prominently indicate that the correspondence is intended for the Board or for a specific director. The Secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire Board.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend annual meetings. Four of our directors were present at the 2004 annual meeting.

Director Compensation

Our non-employee directors who do not serve on behalf of an entity with a contractual right to a board seat (“Eligible Non-Employee Directors”) receive annual cash compensation in the amount of $5,000 for their service as members of the Board. Eligible Non-Employee Directors who are members of the audit committee receive an additional $10,000 in annual compensation, and Eligible Non-Employee Directors who are members of any other committee receive an additional $5,000 in annual compensation. Employee directors and directors who serve on behalf of an entity with a contractual right to a board seat do not receive any cash compensation for their services as members of the Board. We also reimburse all directors for certain expenses they incur in connection with attendance at Board and committee meetings.

Eligible Non-Employee Directors are eligible to receive stock option grants under our 1998 Stock Plan, as amended in June 2000 (the “1998 Stock Plan”). Each of our Eligible Non-Employee Directors receives an annual grant of an option to purchase 25,000 shares of common stock under the 1998 Stock Plan, for his or her service on the Board during the one-year term following his or her election to the Board (each, a “Board Service Year”). The exercise price of the option is the market price per share on the date of grant. For their service during the 2004-2005 Board Service Year, each of Mrs. Gates and Messrs. Levitan, Savoy and Stanger received an option to purchase 25,000 shares at an exercise price of $4.94 per share, which was the market price on the date of grant. After his or her election as a director at the Annual Meeting, each of our Eligible Non-Employee Directors will receive an option to purchase an additional 25,000 shares of common stock, at an exercise price equal to the market price on the date of grant, for service during the 2005-2006 Board Service Year. Employee directors and directors who serve on behalf of an entity with a contractual right to a board seat do not receive option grants for their services as members of the Board.

Ms. Lepore, our president, chief executive officer and chairman of the board, receives compensation as an employee of drugstore.com but receives no additional compensation for her service as director. For details of our arrangements with Ms. Lepore, see the section entitled “Certain Relationships and Related Transactions—Agreements with Executive Officers and Directors” beginning on page 18.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal controls for the fiscal year ending January 1, 2006 (“fiscal year 2005”). Upon the recommendation of the audit committee, the Board is asking our stockholders to ratify that appointment at the Annual Meeting. Ernst & Young has served as our independent auditors since 1998. In keeping with good corporate governance, the audit committee periodically assesses the suitability of our incumbent independent auditors, taking into account such factors as it deems appropriate, including consideration of the qualifications of other independent registered public accounting firms.

A representative of Ernst & Young is expected to be present at the meeting. He or she will be given the opportunity to make a statement, should he or she desire to do so, and is expected to be available to respond to appropriate questions from stockholders.

The Board recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

Independent Auditor Fees

The following table sets forth the fees paid to date for services rendered by Ernst & Young during fiscal years 2004 and 2003.

	Year Ended
(In thousands)	January 2, 2005	December 28, 2003
Audit Fees (1)	$725	$321
Audit Related Fees (2)	—	275
Tax Fees	—	—
All Other Fees	—	—

Total	$725	$596

(1)	Audit fees include fees and expenses for services rendered by Ernst & Young in connection with its audits of our annual consolidated financial statements and our internal controls, its review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with our SEC filings and other regulatory filings.
(2)	Audit-related fees consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or internal controls. This category includes fees related to Ernst & Young’s performance of due diligence related to acquisitions, audits in connection with consummated acquisitions and accounting consultations regarding the application of GAAP to proposed transactions.

Audit Committee Preapproval of Auditor Services

The audit committee is responsible for the appointment, compensation, retention and oversight of, and for the preapproval of all audit, audit-related, tax and nonaudit services to be provided by, our independent auditors.

The audit committee preapproved all services described above that were provided by Ernst & Young after the preapproval requirements under the Sarbanes-Oxley Act became effective on May 6, 2003. The audit committee has concluded the provision of the nonaudit services listed above is compatible with maintaining the independence of Ernst & Young.

The audit committee has adopted guidelines for preapproval of services to be provided by our independent auditors. The guidelines contain the following key components:

•	Annually, our independent auditing firm and management will present to the audit committee the audit and nonaudit services proposed to be provided by the independent auditors during the current fiscal year and the estimated fees associated with each service. The audit committee will review and, as it deems appropriate, preapprove or reject the proposed services. If additional audit or nonaudit services are presented for preapproval during the year, the audit committee will review and, as it deems appropriate, preapprove or reject such additional services and the fees associated with such services. The independent auditors will provide updates regularly with respect to, and the audit committee will review, the services actually provided by the independent auditors and the fees incurred with respect to those services.

•	In deciding whether to preapprove any services proposed to be provided by the independent auditors, the audit committee will consider the following: (i) whether the proposed services are consistent with SEC rules on auditor independence; (ii) whether the independent auditors are qualified to provide effective and efficient service; (iii) whether such service would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to drugstore.com; and (iv) the relationship between fees for audit and nonaudit services. The audit committee will not approve the provision by the independent auditors of any audit or nonaudit service that it believes, individually or in the aggregate, may impair the independence of the independent auditors.

•	The audit committee has delegated to each of its members the authority to evaluate and approve proposed engagements on behalf of the audit committee, in the event that a need arises for preapproval between committee meetings. Any member who exercises this authority must report any preapproval decisions to the full audit committee at its next meeting.

AUDIT COMMITTEE REPORT

The audit committee of the Board is composed of independent directors, as required by SEC and Nasdaq rules, and operates in accordance with the written charter adopted by the Board. The members of the audit committee are currently Messrs. Levitan, Savoy and Stanger. Mr. Levitan was appointed to the audit committee in February 2004. The audit committee has furnished the following report:

As more fully described in its charter, the audit committee’s responsibility is to monitor and oversee drugstore.com’s accounting and financial reporting processes, the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal controls, and the qualifications and performance of Ernst & Young LLP, the company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation and integrity of drugstore.com’s financial statements, its internal controls and financial reporting processes, and its procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young is responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards and the internal controls, and issuing reports thereon.

The audit committee reviewed and discussed with management and Ernst & Young drugstore.com’s audited consolidated financial statements for the fiscal year ended January 2, 2005, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Ernst & Young’s evaluation of the company’s system of internal control over financial reporting. The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee also received the written disclosures and letter from Ernst & Young required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, discussed with Ernst & Young its independence from drugstore.com and considered the compatibility of its provision of nonaudit services with its independence from drugstore.com.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in drugstore.com’s annual report on Form 10-K for the fiscal year ended January 2, 2005, for filing with the SEC, and selected Ernst & Young LLP as drugstore.com’s independent registered public accounting firm for fiscal year 2005.

The Audit Committee:

Dan Levitan

William D. Savoy

Gregory S. Stanger

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned for services rendered to drugstore.com during each of the last three fiscal years by those individuals who served as our chief executive officer in fiscal 2004 and our four other most highly compensated executive officers in fiscal year 2004.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus			Securities Underlying Options	All Other Compen- sation
Dawn G. Lepore (1) President, Chief Executive Officer and Chairman of the Board	2004	$80,769	(2)		$500,000		4,000,000	$133	(3)

Kal Raman (4) Former President and Chief Executive Officer	2004 2003 2002	$182,885 350,000 350,000	(5)	$	— 134,750 280,000	(7) (8)	— 1,000,000 400,000	$200,260 270 240	(6)

Robert A. Barton (9) Vice President, Finance, Chief Financial Officer and Former Acting Chief Executive Officer	2004 2003 2002	$240,102 192,500 191,154			$150,000 46,200 25,826	(10) (11) (12)	250,000 50,000 200,000	$195 154 151	(3) (3) (3)

Ian D. Mummery (13) Vice President, Vision	2004 2003	$212,145 7,362	(14) (16)	$	— 16,078	(17)	— —	$2,824 5,838	(15) (18)

Louise Mummery (19) Vice President, Vision Operations	2004 2003	$212,145 7,362	(20) (22)	$	— 16,078	(23)	— —	$235 198	(21) (24)

Christopher G. Hauser Vice President, Operations	2004 2003 2002	$196,202 192,500 191,894		$	— 46,200 33,486	(25) (26)	25,000 50,000 200,000	$393 393 389	(3) (3) (3)

Alesia L. Pinney Vice President, General Counsel and Secretary	2004 2003 2002	$194,068 183,750 183,385		$	— 44,100 22,901	(28) (29)	35,000 50,000 150,000	$3,128 161 144	(27) (3) (3)

(1)	Ms. Lepore began her employment in October 2004.
(2)	Represents the pro rata portion of Ms. Lepore’s annual base salary of $350,000 for the period beginning October 11, 2004 and ending January 2, 2005.
(3)	Represents a premium paid for group term life insurance for the benefit of the named executive officer.
(4)	Mr. Raman resigned in June 2004.
(5)	Represents the pro rata portion of Mr. Raman’s annual base salary of $350,000 for the period beginning December 29, 2003 and ending June 14, 2004. In February 2004, Mr. Raman received a raise in his annual salary, from $350,000 to $400,000.
(6)	Represents a severance payment of $200,000 and a premium of $260 paid for term life insurance for the benefit of Mr. Raman.
(7)	Represents a bonus earned in 2003 but paid in 2004.
(8)	Represents a bonus earned in 2002 but paid in 2003.
(9)	Mr. Barton served as acting chief executive officer from June 2004 to October 2004.
(10)	Represents a bonus earned in 2004 but paid in 2005.
(11)	Represents a bonus earned in 2003 but paid in 2004.
(12)	Includes a $14,438 bonus earned in 2002 but paid in 2003.

(13)	Mr. Mummery began his employment in December 2003.
(14)	Represents CAD$255,412.
(15)	Represents a premium of CAD$283 paid for term life insurance for the benefit of Mr. Mummery and a vehicle allowance of CAD$3,116.
(16)	Represents CAD$9,615, which was the pro rata portion of Mr. Mummery’s annual base salary for the period beginning December 8, 2003 and ending December 28, 2003.
(17)	Represents a bonus of CAD$19,358 earned in 2003 but paid in 2004.
(18)	Represents a premium of CAD$259 paid for term life insurance for the benefit of Mr. Mummery and a vehicle allowance of CAD$7,366.
(19)	Mrs. Mummery began her employment in December 2003.
(20)	Represents CAD$255,412.
(21)	Represents a premium of CAD$283 paid for term life insurance for the benefit of Mrs. Mummery.
(22)	Represents CAD$9,615, which was the pro rata portion of Mrs. Mummery’s annual base salary for the period beginning December 8, 2003 and ending December 28, 2003.
(23)	Represents a bonus of CAD$19,358 earned in 2003 but paid in 2004.
(24)	Represents a premium of CAD$259 paid for term life insurance for the benefit of Mrs. Mummery.
(25)	Represents a $46,200 bonus earned in 2003 but paid in 2004.
(26)	Includes a $16,973 bonus earned in 2002 but paid in 2003.
(27)	Represents amounts paid for term life insurance for the benefit of Ms. Pinney and her domestic partner.
(28)	Represents a bonus earned in 2003 but paid in 2004.
(29)	Includes a $13,781 bonus earned in 2002 but paid in 2003.

All Canadian dollar amounts have been converted to US dollar amounts based on the exchange rate in effect on January 2, 2005 (the last day of fiscal year 2004) or December 28, 2003 (the last day of fiscal year 2003), as applicable.

Option Grants

The following table provides summary information regarding stock options granted during fiscal year 2004 to the individuals named in the summary compensation table above.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year (1)		Exercise Price Per Share ($)	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
								0%	5%	10%
Dawn G. Lepore	2,000,000 2,000,000	(3) (3)	25.6 25.6	% %	$2.97 2.97	$3.95 3.95	10/11/14 10/11/14	$1,960,000 1,960,000	$6,928,268 6,928,268	$14,550,565 14,550,565

Kal Raman	—		—					—	—	—

Robert A. Barton	50,000 250,000	(4) (4)	0.6 3.2	% %	6.15 3.02	6.15 3.02	02/13/14 07/14/14	— —	193,385 474,815	490,076 1,203,276

Ian D. Mummery	—		—					—	—	—

Louise Mummery	—		—					—	—	—

Christopher G. Hauser	10,000 15,000	(4) (5)	0.1 0.2	% %	6.15 2.33	6.15 2.33	02/13/14 08/06/14	— —	38,677 21,980	98,015 55,701

Alesia L. Pinney	20,000 15,000	(4) (5)	0.3 0.2	% %	6.15 2.33	6.15 2.33	02/13/14 08/06/14	— —	77,354 21,980	196,030 55,701

(1)	Based on an aggregate of 7,797,455 shares underlying options granted to drugstore.com employees during fiscal year 2004.
(2)	Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. The 0%, 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future common stock prices. The named executive officers will realize no gain on these options without an increase in the price of our common stock that will benefit all of our stockholders proportionately.
(3)	The shares subject to the options granted to Ms. Lepore in fiscal year 2004 will vest and become exercisable pursuant to the terms of her employment agreement, which is described in the section entitled “Certain Relationships and Related Transactions—Agreements with Executive Officers and Directors” beginning on page 18.
(4)	So long as the named executive officer maintains continuous employment with drugstore.com, 20% of the shares subject to this option vests six months after the date of grant, and the remaining 80% vests in equal installments every three months over the subsequent 42 months of the four-year vesting period of the options. Options become exercisable as they vest.
(5)	So long as the named executive officer maintains continuous employment with drugstore.com, 25% of the shares subject to this option vests six months after the date of grant, and the remaining 75% vests in equal installments every six months over the subsequent 18 months of the two-year vesting period of the options. Options become exercisable as they vest.

Option Exercises and Holdings

The following table provides summary information concerning options exercised during fiscal year 2004 and exercisable and unexercisable options held as of January 2, 2005 by the individuals named in the summary compensation table above.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name			Unexercisable	Exercisable	Unexercisable	Exercisable
Dawn G. Lepore	—	$—	4,000,000	—	$1,720,000	$0.00
Kal Raman	1,855,428	4,021,590	—	—	—	—
Robert A. Barton	200,000	1,205,302	360,916	473,684	182,002	447,188
Ian D. Mummery	—	—	171,429	78,571	—	—
Louise Mummery	—	—	171,429	78,571	—	—
Christopher G. Hauser	20,000	142,330	102,296	727,704	103,052	888,698
Alesia L. Pinney	10,000	71,450	100,405	452,095	86,251	565,649

(1)	Based on a value of $3.40 per share, the market price per share on December 31, 2004 (the last business day of fiscal year 2004), minus the per share exercise price, multiplied by the number of shares underlying the option.

Compensation Committee Report on Executive Compensation

The compensation committee of the Board (the “Committee”) is composed of independent directors, as required by current applicable Nasdaq rules, and operates in accordance with a written charter. The members of the Committee are currently Mrs. Gates and Mr. Levitan, who also served on the Committee in fiscal year 2004. Mr. Doerr served on the Committee through September 2004. The Committee has furnished the following report:

Compensation Philosophy

We offer compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with the company’s strategic business plans. Our compensation policy is to offer a package that includes a competitive salary and benefits and an incentive bonus dependent upon attainment of the company’s performance goals, provided however that the final amount of an individual’s bonus will consider the individual’s performance. We also encourage broad-based employee ownership of drugstore.com common stock through employee stock purchase and stock option programs in which most employees are eligible to participate, in order to more closely align the interests of our employees with those of our stockholders at large.

Our compensation policy for executive officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities, expertise and performance. The Committee establishes an incentive bonus plan which pays executive officers only if the company’s strategic goals regarding revenue and EBITDA are met. With the assistance of the CEO, executive officers also set individual objectives, the attainment of which is closely monitored and evaluated.

Cash-Based Compensation

The Committee determines the salaries of our executive officers, including the chief executive officer (“CEO”), annually. In determining an executive officer’s salary, the Committee evaluates the responsibilities of the executive officer, his or her performance with respect to specified objectives and drugstore.com’s performance with respect to revenue and EBITDA performance targets and other objectives, and considers salaries paid to executives with similar responsibilities at comparable companies. With respect to executive officers other than the CEO, the Committee also considers the recommendation of the CEO, whose recommendation is based on management objectives and the CEO’s evaluation of the executive officer’s performance. Each executive officer, including the CEO, is eligible to receive a cash bonus, at the discretion of the Committee, based on the individual’s performance and the achievement by drugstore.com of certain performance goals, including growth in our revenues and earnings.

In February 2004, the Committee determined the base salaries for each executive officer, including the CEO, for fiscal year 2004. Based on the factors described above, the Committee granted salary increases ranging from 0% to 7% to the executive officers, other than the CEO, and granted a salary increase of 14% to Kal Raman, then the CEO. In February 2005, the Committee determined the base salaries for each executive officer, including the CEO, for fiscal year 2005. Based on the factors described above, the Committee granted salary increases ranging from 0% to 7% to the executive officers, other than the CEO. The CEO, who began her employment in October 2004, received no salary increase.

The 2004 executive management bonus plan, which was adopted by the Committee in February 2004, provided for performance bonuses of up to 40% of annual salary for the CEO and up to 25% of annual salary for other executive officers conditioned on drugstore.com’s achievement in fiscal year 2004 of specified sales and earnings objectives. No executive management bonuses were granted for 2004 under this bonus plan because drugstore.com did not achieve the specified sales and earning objectives.

In February 2005, the committee adopted the 2005 Incentive Bonus Plan (the “2005 Bonus Plan”). Under the 2005 Bonus Plan, performance bonuses will be granted to executive officers, other than the CEO, if drugstore.com achieves specified sales and earnings objectives in fiscal year 2005. An executive officer’s bonus, if any, will be based on drugstore.com’s achievement of revenue and EBITDA targets and the recommendation of the board, which recommendation will be based on management objectives and the CEO’s evaluation of the executive officer’s performance. The executive officer’s bonus, if any, will be a maximum of 25% of his or her annual salary. After the end of fiscal year 2005, the Committee will evaluate the performance of drugstore.com against the specified performance objectives to determine the bonus, if any, to be granted to each executive officer, other than the CEO, under the 2005 Bonus Plan. The bonus to be granted to the CEO for fiscal year 2005 is described below.

Stock-Based Compensation

We seek to align the long-term interests of our executive officers (and other employees) with those of our stockholders. As a result, each executive officer receives a significant stock option grant when he or she joins drugstore.com or is promoted to executive officer and may receive additional grants from time to time, in the discretion of the Committee. The Committee evaluates stock-based compensation annually, considering executive officers’ responsibilities and performance as well as surveys of equity compensation awarded to executives with similar responsibilities at comparable companies. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their prior and anticipated contributions to our success and prior option grants.

In February 2004, each of our executive officers then employed, other than Mr. Mummery and Mrs. Mummery (who joined drugstore.com in December 2003), received performance-based grants of stock options. In February 2005, Mr. Barton, Mr. Hauser and Ms. Pinney received performance-based grants of stock options. We intend to grant additional stock options to executive officers from time to time based on performance and future expected contributions.

Chief Executive Officer Compensation

CEO compensation is determined by the Committee or a majority of our independent directors. In making its decisions regarding CEO compensation, the Committee uses the same policies and goals that are used by the Committee in determining compensation for other executive officers. The Committee also endeavors to maintain compensation is competitive with that of chief executive officers at comparable companies, while basing a large percentage of the CEO’s total compensation on drugstore.com- specific performance goals. Although this may result in fluctuations in the level of compensation from year to year, the Committee believes that this appropriately motivates the CEO to achieve specified goals.

Ms. Lepore began employment as our president, CEO and chairman of the board in October 2004. Ms. Lepore’s annual base salary is currently $350,000, and she will receive a guaranteed bonus of 100% of her annual salary for the 12-month period ending in October 2005. After this period, she will be eligible to receive an annual target bonus of 50% to 150% of her annual salary, based on the achievement of performance objectives determined by mutual agreement between Ms. Lepore and the Board or the Committee. She will also receive up to $1,000,000 as a signing bonus, payable over three years. In addition, Ms. Lepore was granted options to purchase 4,000,000 shares of our common stock at an exercise price of $2.97 per share. The terms of Ms. Lepore’s offer letter are more fully described below in the section entitled “Certain Relationships and Related Transactions—Agreements with Executive Officers and Directors” beginning on page 18.

Mr. Barton served as our acting CEO from June 2004 through October 2004. For serving in this interim position, he received a temporary increase of $61,000 in his annual base salary (to $267,000), a bonus of $150,000 and an option to purchase 250,000 shares of common stock. The terms of Mr. Barton’s offer letter for the acting CEO position are more fully described below in the section entitled “Certain Relationships and Related Transactions—Agreements with Executive Officers and Directors” beginning on page 18.

Mr. Raman resigned as our president and CEO in June 2004. Before the termination of his employment, his annual base salary was $400,000. Under the terms of his separation agreement, Mr. Raman received $200,000 in severance payments and accelerated vesting of options to purchase a total of 91,428 shares of our common stock. The terms of Mr. Raman’s separation agreement are more fully described below in the section entitled “Certain Relationships and Related Transactions—Agreements with Executive Officers and Directors” beginning on page 18.

Ongoing Review

The Committee will evaluate our compensation policies on an ongoing basis to determine whether they enable us to attract, retain and motivate key personnel. To meet these objectives, the Committee may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers.

Compliance With Section 162(m)(4)(c) of the Internal Revenue Code

We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2004 compensation for levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

The Compensation Committee:

Melinda French Gates

Dan Levitan

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2004 were Mr. Doerr (through September 2004), Mrs. Gates and Mr. Levitan. None of these individuals were officers or employees of drugstore.com or any of its subsidiaries at any time during fiscal year 2004, and none of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

Dawn Lepore. Under the terms of the September 2004 offer letter for Ms. Lepore, our president, chief executive officer and chairman of the board, her initial annual salary is $350,000. For the 12-month period following the commencement of her employment (the “Effective Date”), Ms. Lepore will receive a guaranteed target bonus of 100% of her annual salary. After that period, Ms. Lepore will be eligible to receive an annual target bonus of 50% to 150% of her annual salary, based on the achievement of performance objectives pre-determined by mutual agreement between Ms. Lepore and our board of directors or compensation committee. In addition, Ms. Lepore will receive up to $1,000,000 as a signing bonus, intended to cover her relocation costs and to compensate her for the loss of restricted stock and unvested stock options granted by her prior employer. Half of the signing bonus has already been paid, and the remainder will be payable as follows, provided that she remains continuously employed by drugstore.com: $200,000 on the first anniversary of the Effective Date, $200,000 on the second anniversary, and $100,000 on the third anniversary.

In October 2004, Ms. Lepore was granted options to purchase 4,000,000 shares of our common stock at an exercise price of $2.97 per share. The market price on the date of grant was $3.95. These option shares will vest and become exercisable as follows, provided that she remains continuously employed by drugstore.com: (a) 2,000,000 will vest over a four-year period commencing on the Effective Date (“Time-Based Options”), with 400,000 vesting on the six-month anniversary of the Effective Date and the remaining 1,600,000 vesting in equal quarterly installments over the subsequent 42-month period; (b) 1,000,000 will vest when our common stock trades for 30 consecutive trading days at a price of $5.00 or more per share; (c) 750,000 will vest when our common stock trades for 30 consecutive trading days at a price of $10.00 or more per share; and (d) 250,000 will vest when our common stock trades for 30 consecutive trading days at a price of $20.00 or more per share. The 2,000,000 option shares for which vesting is based on stock price are referred to collectively as “Performance-Based Options.” The Performance-Based Options will vest in full on the four-year anniversary of Ms. Lepore’s continuous employment, even if the specified performance objectives are not achieved.

If during Ms. Lepore’s employment there is a change of control of drugstore.com, any remaining portion of the signing bonus will become payable immediately, and the Time-Based Options will become fully vested and exercisable. Further, the Performance-Based Options may become vested and exercisable by applying the per-share stock price paid by the acquiror in the transaction that constitutes the change of control, notwithstanding the requirement that our common stock trades at or above a certain price for 30 consecutive trading days. In the event that the benefits provided to Ms. Lepore upon a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, such benefits may be reduced to the extent necessary for such benefits not to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

If we terminate Ms. Lepore’s employment without cause or she resigns her employment for good reason, as those terms are defined in her offer letter, she will receive a severance package that includes one year of annual salary and one year of target bonus at the levels in effect at the time of such termination, payable in a lump sum at her option. In addition, Ms. Lepore will receive 12 additional months of vesting credit under her Time-Based Options and any other subsequently-granted options for which vesting is exclusively based on her continued service with drugstore.com. She will not receive any further payment of the signing bonus, but she will not be required to pay back any portion of the signing bonus that she has already received.

Robert Barton. Mr. Barton served as our acting chief executive officer from June 2004 through October 2004. Under the terms of his June 2004 offer letter for this interim position, Mr. Barton received a temporary increase of $61,000 in his annual salary, to $267,000, and a $150,000 bonus. In addition, he was granted an option to purchase 250,000 shares of our common stock, of which 62,500 shares vested in January 2005 and the remaining 187,500 shares will vest in equal quarterly installments over the 3.5 years of continuous service thereafter. In the event that Mr. Barton’s employment is terminated (voluntarily or by drugstore.com) before the option is completely vested, 50% of all option shares then remaining unvested will vest upon his termination.

Ian Mummery. Under the terms of his October 2003 offer letter, Ian Mummery, our vice president, vision, receives an initial annual salary of $190,000. Mr. Mummery is eligible to receive a bonus of up to $76,000 annually and option grants under our 1998 Stock Plan. In addition, Mr. Mummery is eligible to receive an automobile allowance and will be reimbursed for reasonable moving expenses should he choose to relocate to Washington state. If Mr. Mummery’s employment is terminated without cause or with good reason, as those terms are defined in his offer letter, during his first two years of employment with drugstore.com, he will receive as a severance payment equal to two years’ salary less the salary already paid to him through the date of termination.

Louise Mummery. Under the terms of her October 2003 offer letter, Louise Mummery, our vice president, vision operations, receives an initial annual salary of $190,000. Mrs. Mummery is eligible to receive a bonus of up to $76,000 annually and option grants under our 1998 Stock Plan. In addition, Mrs. Mummery is eligible to receive an automobile allowance and will be reimbursed for reasonable moving expenses if she chooses to relocate to Washington state. If Mrs. Mummery’s employment is terminated without cause or with good reason, as those terms are defined in her offer letter, during her first two years of employment with drugstore.com, she will receive as a severance payment equal to two years’ salary less the salary already paid to her through the date of termination.

Kathy Gersch. Under the terms of her November 2004 offer letter, Kathy Gersch, our vice president, general manager and chief marketing officer, receives an initial annual salary of $220,000. Ms. Gersch will be eligible to receive a bonus for 2005 of 0% to 25% of her annual salary, and bonuses for subsequent years as determined by the Board and our chief executive officer. Ms. Gersch received $50,000 as a signing bonus. If, during the first year of her employment, her employment is terminated for cause, or if she voluntarily terminates her employment as a result of a change of control after which the surviving corporation does not offer her a position with similar responsibilities, as those terms are defined in her offer letter, she will be required to repay a pro-rata portion of her signing bonus. Ms. Gersch was also granted two options to purchase our common stock at an exercise price of $3.25 per share, the market price on the date of grant. The first, an option to purchase 25,000 shares, vested fully on the date of grant. The second, an option to purchase 225,000 shares, vests over four years.

Kal Raman. In September 2004, we entered into an amended and restated separation agreement and release with Kal Raman, our former president, chief executive officer and director, who resigned in June 2004. Under the terms of his separation agreement, Mr. Raman received $200,000 in severance payments, accelerated vesting of options to purchase a total of 91,428 shares of our common stock, and payments of a portion of his COBRA premiums. He agreed, for a one-year period beginning on June 14, 2004, not to hire any person who was an employee of drugstore.com on that date (other than Kris Srinivasan) to perform services for any business for which Mr. Raman is also providing services. In addition, Mr. Raman waived any claims he had or may have against us (other than claims arising under his 1999 indemnification agreement), and we released him from any claims that we may have relating to acts or omissions that occurred through June 14, 2004 (other than claims for fraud or embezzlement).

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Agreements with Amazon.com

Amazon.com is our largest stockholder, owning approximately 14% of our outstanding stock as of April 1, 2005. Pursuant to the Voting Agreement, G. Charles “Cayce” Roy, 3rd, a vice president of Amazon.com, is currently serving as Amazon’s designee on our board of directors. Effective in September 2003, we entered into an agreement with Amazon.com under which we are a nonexclusive wholesaler and fulfillment provider for certain OTC products sold through the Health & Personal Care store on the Amazon.com website. In August 1998, we entered into a ten-year technology license and advertising agreement with Amazon.com.

Agreement with Ziff Asset Management

Pursuant to a Stock Purchase Agreement dated March 1, 2005, Ziff Asset Management, L.P. (“ZAML”) purchased 10,000,000 shares of our common stock for $26 million in cash. ZAML agreed to a one year lock-up of the purchased shares, and we agreed to file a shelf registration statement covering the resale of those shares.

LEGAL PROCEEDINGS

On August 13, 2004, two stockholder derivative actions were filed by plaintiffs Gerald Rusk and George Zimmer, on behalf of drugstore.com, against certain of our present and former officers and directors. Defendants include current directors Ms. Gates and Messrs. Levitan, Roy, Savoy and Stanger, current officers Ms. Pinney and Messrs. Barton and Hauser, former directors L. John Doerr and Jeffrey Bezos, former officers and directors Kal Raman and Peter Neupert, and former officer Sridhar Iyer. These actions were filed in the Superior Court of the state of Washington, King County, and were consolidated by the court on December 3, 2004. The derivative plaintiffs allege breach of fiduciary duty based on alleged failure to prevent the disclosure violations alleged in a separate federal securities action. (Several putative class action suits were filed in the United States District Court for the Western District of Washington against drugstore.com and certain of its present and former officers, alleging violations of the federal securities laws, on and after June 25, 2004. These actions were consolidated by the district court on October 8, 2004.) The derivative plaintiffs also allege that certain of the defendants breached their fiduciary duties by selling drugstore.com stock while in possession of material non-public information, and allege abuse of control, gross mismanagement, waste of corporate assets, and unjust enrichment. These actions seek damages from the defendants on behalf of drugstore.com, which is a nominal defendant in the actions. On January 21, 2005, the defendants moved to stay proceedings pending further developments in the federal securities action. This motion is pending. In the federal securities action, the defendants moved to dismiss the plaintiffs’ amended and consolidated complaint on March 15, 2005. This motion is pending.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 1, 2005 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officers and our four other highest-paid executive officers in fiscal year 2004; and

•	all directors and executive officers as a group.

Under the rules of the SEC, shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the share and percentage ownership of the holder, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Amazon.com, Inc. (2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	14.1%

Kleiner Perkins Caufield & Byers (3) 2750 Sand Hill Road Menlo Park, CA 94025	11,068,745	12.0%

Ziff Asset Management LP 283 Greenwich Avenue Greenwich, CT 06830	10,000,000	10.9%

Dawn G. Lepore (4)(5)	400,000	*

Melinda French Gates (4)(6)	2,758,246	3.0%

Dan Levitan (4)(7)	1,656,979	1.8%

G. Charles “Cayce” Roy, 3rd (4)	—	—

William D. Savoy (4)(8)	47,500	*

Gregory S. Stanger (4)(9)	37,500	*

Robert A. Barton (4)(10)	579,725	*

Christopher G. Hauser (4)(11)	770,679	*

Ian D. Mummery (4)(12)	3,898,424	4.2%

Louise Mummery (4)(13)	3,898,424	4.2%

Alesia L. Pinney (4)(14)	484,635	*

All directors and executive officers as a group (12 persons) (15)	10,796,545	11.7%

*	Less than 1%
(1)	Percentage ownership is calculated based on 92,019,771 shares of drugstore.com common stock outstanding on April 1, 2005, plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after April 1, 2005.

(2)	Represents shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.
(3)	Represents 10,130,403 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 586,804 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”) KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. (“KPCB VIII Associates”). KPCB ZF II is wholly controlled by KPCB VII Associates, L.P. (“KPCB VII Associates”).
(4)	The address of all directors and officers of drugstore.com who do not beneficially own 5% or more of our common stock (and whose affiliates do not beneficially own 5% or more of our common stock) is 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The address for directors affiliated with an entity that beneficially owns 5% or more of our common stock is the same as the address of the affiliated entity.
(5)	Includes 400,000 shares subject to options exercisable within 60 days of April 1, 2005.
(6)	Includes 50,000 shares subject to options exercisable within 60 days of April 1, 2005.
(7)	Includes 1,592,246 shares of common stock owned by Maveron Equity Partners, L.P. (“Maveron”). Mr. Levitan is one of two members of a limited liability company that serves as a general partner of Maveron and, as such, may be deemed to be a beneficial owner of these shares. Mr. Levitan disclaims beneficial ownership of shares held by Maveron, except to the extent of his pecuniary interest in those shares. Also includes 37,500 shares subject to options exercisable within 60 days of April 1, 2005.
(8)	Includes 37,500 shares subject to options exercisable within 60 days of April 1, 2005.
(9)	Represents 37,500 shares subject to options exercisable within 60 days of April 1, 2005.
(10)	Includes 574,778 shares subject to options exercisable within 60 days of April 1, 2005.
(11)	Includes 758,178 shares subject to options exercisable within 60 days of April 1, 2005.
(12)	Includes 3,805,567 shares held jointly with Louise Mummery and 92,857 shares subject to options exercisable within 60 days of April 1, 2005.
(13)	Includes 3,805,567 shares held jointly with Ian Mummery and 92,857 shares subject to options exercisable within 60 days of April 1, 2005.
(14)	Includes 600 shares held by Ms. Pinney as custodian for her daughter, niece and nephew, of which shares Ms. Pinney may be deemed to be the beneficial owner, and 473,588 shares subject to options exercisable within 60 days of April 1, 2005.
(15)	Includes 2,624,758 shares subject to options exercisable within 60 days of April 1, 2005.

EQUITY COMPENSATION PLAN INFORMATION

We have two equity-based compensation plans, our 1998 Stock Plan and our 1999 Employee Stock Purchase Plan (the “ESPP”). The following table provides information regarding securities issuable under these plans as of January 2, 2005. Purchase rights accruing under the ESPP during the offering period beginning August 1, 2004 are not included in the table, as the number of shares and exercise price were not determinable until the offering period expired on January 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,418,062	(1)	$5.19	(2)	11,095,226	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	15,418,062	(1)	$5.19	(2)	11,095,226	(3)

(1)	Represents the number of shares of common stock to be issued upon exercise of options outstanding under the 1998 Stock Plan.
(2)	Represents the weighted average exercise price per share of options outstanding under the 1998 Stock Plan.
(3)	Represents 8,571,206 shares available for future issuance under the 1998 Stock Plan and 2,524,020 shares available for sale under the ESPP.

PERFORMANCE GRAPH

The following graph compares the annual changes in drugstore.com’s cumulative total stockholder return with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Morgan Stanley High Technology 35 Index, which is made up of U.S. companies that are active in nine technology subsectors. The graph shows the value, as of December 31, 2004 (the last trading day of fiscal year 2004), of $100 invested in our common stock and in each index on July 27, 1999, the date of our initial public offering. Historical stock price performance is not necessarily indicative of future stock performance.

Comparison of Cumulative Total Return* among drugstore.com, inc., the Nasdaq Stock Market (U.S.)

Index and the Morgan Stanley High Technology 35 Index

For the periods ended	7/27/1999	12/31/1999	12/29/2000	12/28/2001	12/27/2002	12/26/2003	12/31/2004
drugstore.com, inc.	$100	$201	$5	$11	$13	$28	$19
Nasdaq Stock Market (U.S.)	100	150	92	74	51	74	81
Morgan Stanley High Technology Index	100	150	117	90	51	82	89

*	$100 invested on July 27, 1999 in drugstore.com common stock (at our initial offering price of $18 per share) or the applicable index, including reinvestment of dividends, if any. drugstore.com has never declared or paid cash or stock dividends on our capital stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, executive officers, and any persons holding more than 10% of our common stock to file with the SEC and Nasdaq reports regarding their initial ownership of our stock and any subsequent changes in that ownership. SEC regulations require directors and executive officers to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, during fiscal year 2004, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis, other than as described below. During fiscal year 2004, one Form 4 (Statement of Changes of Beneficial Ownership) was inadvertently filed late for each of the following persons: Jason Brown, our former vice president, specialty retail (one transaction), John Doerr, a former member of the Board (one transaction), Dan Levitan, a member of the Board (one transaction), Kal Raman, our former president and chief executive officer (two transactions), William Savoy, a member of the Board (one transaction), and Gregory Stanger, a member of the Board (one transaction).

OTHER MATTERS

At the time of mailing this proxy statement, the Board knows of no matters that are likely to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders. If other matters not now known or determined properly come before the Annual Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the Board of Directors.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals (including nominations for the election of directors) that satisfy specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2006 annual meeting of stockholders. If you intend to present a proposal at the 2006 annual meeting, you must deliver the proposal in writing to the following address by no later than December 30, 2005 in order for the proposal to be considered for inclusion in the proxy materials for that meeting: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. All proposals must comply with the requirements of Rule 14a-8 under the Exchange Act in order to be considered for inclusion in the proxy materials for the 2006 annual meeting.

In addition, if you intend to submit a nomination or other business for consideration at the 2006 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. These provisions require that you give written notice to our Secretary not less than 90 and not more than 120 calendar days before June 8, 2006, the one-year anniversary of the Annual Meeting. This means that our secretary must receive your written notice no earlier than February 8, 2006 and no later than March 10, 2006. (If the date of the 2006 annual meeting is more than 30 days before or more than 70 days after that one-year anniversary date, however, you must deliver notice of your proposal not more than 120 days before the 2006 annual meeting and not more than 10 days after the day on which we first publicly announce the date of the 2006 annual meeting.) If you intend to nominate a director, your written notice must include all information required by the SEC with respect to director nominees, together with the nominee’s written consent to be nominated and serve as a director; if you intend to bring any other business before the meeting, your notice must include a brief description of that business, the text of your proposal, the reasons for conducting that business at the annual meeting, and any material interest you have in that business. Your notice must also include your name, address, and the number of shares of drugstore.com common stock that you own, a statement that you intend to appear in person or by proxy to propose the business you wish to be considered and a statement of whether you (or a group of which you are a part) intend to deliver a proxy statement to our stockholders or otherwise solicit proxies from stockholders in support of your proposal or nomination.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any stockholder proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

A copy of our combined annual report to stockholders and annual report on Form 10-K for fiscal year 2004 accompanies this proxy statement. An additional copy will be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004 or by telephone to (425) 372-3200. Copies of exhibits to the annual report on Form 10-K are available for a nominal fee.

PROXY

DRUGSTORE.COM, INC.

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the board of directors of drugstore.com, inc.

The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Robert A. Barton and Alesia L. Pinney as proxies for the undersigned, with full power of substitution, to attend the 2005 Annual Meeting of Stockholders of drugstore.com, inc., to be held on Wednesday, June 8, 2005, at 9:00 a.m., Pacific Time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the nominees for directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

SEE REVERSE SIDE SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

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THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. Election of Directors

FOR THE NOMINEES

WITHHELD FROM THE NOMINEES

Nominees:

01 Melinda French Gates 04 G. Charles Roy, 3rd 02 Dawn G. Lepore 05 William D. Savoy 03 Dan Levitan 06 Gregory S. Stanger

INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space below.

FOR AGAINST ABSTAIN

2. Ratification of appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2005.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

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Signature: Date:

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

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